Exhibit 99.2

Chart Receives Significant Order for Wheatstone Liquefied Natural Gas (“LNG”) Project in Australia

Cleveland, Ohio – February 28, 2012 - Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that Bechtel International, Inc. has awarded Chart’s wholly-owned subsidiary, Chart Energy & Chemicals, Inc. (“Chart E&C”), the contract to provide Brazed Aluminum Heat Exchangers, Cold Boxes and Core-in-Kettle® units for the Wheatstone LNG project at Ashburton North, located about 12km west of the town of Onslow in Western Australia. Chart E&C’s contract award is in excess of $110 million.

The Chevron-operated Wheatstone Project is one of Australia’s largest resource projects. The Wheatstone Project is a joint venture between the Australian subsidiaries of Chevron, Apache, Kuwait Foreign Petroleum Exploration Company, Shell and Kyushu Electric Power Company. The initial phase of the project will consist of two LNG gas trains with a combined capacity of 8.9 million tonne per annum and a domestic gas plant. Chart E&C’s equipment is a key component in the refrigeration stages of the plant.

Chart E&C will perform engineering and project management from its offices in The Woodlands, Texas. The Wheatstone Cold Boxes and Core-in-Kettle units will be fabricated at its Gulf Coast facility in New Iberia, Louisiana. The project’s Brazed Aluminum Heat Exchangers will be designed and manufactured at Chart E&C’s heat exchanger production facility in La Crosse, Wisconsin. “This is another positive development for Chart highlighting our LNG growth opportunities and we are happy to be working with Bechtel, Chevron and their partners on this world-scale LNG liquefaction facility” said Mike Durkin, President of Chart E&C.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, modification or cancellation of customer contracts, and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe.

For more information, visit: http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster

Executive Vice President,		Vice President, Chief Accounting Officer and

Chief Financial Officer and Treasurer		Controller

216-626-1216		216-626-1216

michael.biehl@chart-ind.com		ken.webster@chart-ind.com